Exhibit 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Manhattan Bridge Capital, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of Manhattan Bridge Capital, Inc. on Forms S-8 (#333-82374 and #333-127424) of our report dated February 24, 2009, on the consolidated balance sheets of Manhattan Bridge Capital, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, as appearing in the annual report on Form 10-K of Manhattan Bridge Capital, Inc. for the year ended December 31, 2008.

By: /s/ Hoberman, Miller, Goldstein & Lesser, P.C

Hoberman, Miller, Goldstein & Lesser, P.C

New York, New York
February 24, 2009

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